UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (date of earliest event reported): July 15, 2025

AUGUSTA GOLD CORP.

(Exact name of registrant as specified in its charter)

Nevada	000-54653	41-2252162
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Suite 555 - 999 Canada Place, Vancouver, BC, Canada	V6C 3E1
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (604) 687-1717

_____________________________________________

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement

Agreement and Plan of Merger

On July 15, 2025, Augusta Gold Corp. (“Augusta Gold” or the “Company”), a Nevada corporation, entered into an Agreement and Plan of Merger (the “Merger Agreement”) with AngloGold Ashanti (U.S.A.) Holdings Inc., a Delaware corporation (“Parent”); Exploration Inc., a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”); and joined by AngloGold Ashanti Holdings plc, a public limited company existing under the laws of the Isle of Man (“HoldCo”), for the limited purposes specified in the Merger Agreement. The Parent and Merger Sub are indirect wholly-owned subsidiaries of AngloGold Ashanti plc (“AngloGold Ashanti”) and HoldCo is a direct wholly-owned subsidiary of AngloGold Ashanti. Capitalized terms used herein but not otherwise defined have the meanings set forth in the Merger Agreement.

The Merger Agreement sets forth the terms and conditions pursuant to which Parent, Merger Sub and Augusta Gold intend to effect a merger of Merger Sub with and into Augusta Gold (the “Merger”) in accordance with the Merger Agreement and the Nevada Revised Statutes (the “NRS”). Upon consummation of the Merger, Merger Sub will cease to exist as a separate entity, and Augusta Gold will become a wholly-owned subsidiary of Parent (the “Surviving Corporation”).

Pursuant to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each outstanding share of common stock of Augusta Gold (the “Augusta Gold Shares”) (other than shares owned by the Parent, Merger Sub or any of their respective subsidiaries (which shares shall be cancelled) and shares with respect to which appraisal rights are properly exercised and not withdrawn under the NRS), will automatically be converted into the right to receive C$1.70 in cash, without interest (the “Merger Consideration”).

Following the Effective Time, Augusta Gold’s securities (i) will be delisted from the Toronto Stock Exchange (the “Delisting”), (ii) will cease to be quoted on the OTCQB Venture Market, and (iii) will be deregistered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

In addition, at the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or Augusta Gold, each stock option to purchase Augusta Gold Shares (a “Company Option”) that has a per share exercise price that is less than the Merger Consideration and that is outstanding immediately prior to the Effective Time, whether vested or unvested, shall be cancelled and converted into the right to receive an amount in cash (the “Option Consideration”), without interest, equal to the product of (x) the total number of Augusta Gold Shares underlying such Augusta Gold Option multiplied by (y) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price for such Company Option.

At the Effective Time, by virtue of the Merger and without any further action on the part of the holders thereof, Parent, Merger Sub or Augusta Gold, each Company Option granted under the 2021 Equity Incentive Plan that has a per share exercise price that is equal to or more than the Merger Consideration that is then outstanding as of immediately prior to the Effective Time shall be canceled and the holder thereof shall receive the value of such Company Option as determined in accordance with the Black- Scholes Option Pricing Model (in accordance with Section 2.18 of the 2021 Equity Incentive Plan).

Pursuant to and in accordance with the Warrant Cancellation Agreement by and between Augusta Gold and Donald Taylor (Augusta Gold’s President, Chief Executive Officer and director), each outstanding warrant to purchase Augusta Gold Shares held by Mr. Taylor (the “2024 Company Warrants”) or a portion thereof outstanding immediately prior to the Effective Time that has a per share exercise price that is less than the Merger Consideration shall be cancelled and extinguished at the Effective Time and converted into the right to receive cash in an amount equal to the product obtained by multiplying (i) the total number of Augusta Gold Shares subject to each such 2024 Company Warrant immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the exercise price payable per Augusta Gold Share under such 2024 Company Warrant (the “2024 Company Warrant Consideration”).

Prior to the closing of the Merger (the “Closing”), the Company Equity Plans and all awards issued thereunder will terminate as of the Effective Time.

The Merger Agreement and the Merger have been unanimously approved by the board of directors of Augusta Gold (the “Augusta Gold Board”) (acting upon the unanimous recommendation of the audit committee of the Augusta Gold Board, consisting solely of independent and disinterested directors, authorized to, among other things, review any controlling stockholder issues arising under NRS Section 78.240).

The consummation of the Merger is subject to certain closing conditions, including obtaining at a special meeting of the stockholders of Augusta Gold to be called as soon as practicable following the date of the Merger Agreement (the “Company Stockholder Meeting”) (a) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares; and (b) the affirmative vote of the holders of at least a majority of the voting power of the outstanding Augusta Gold Shares voting at the Company Stockholder Meeting, excluding certain related parties required to be excluded in accordance with section 8.1(2) of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions (collectively, the “Company Required Vote”).

The consummation of the Merger is also subject to certain other customary closing conditions, including (i) the absence of any legal restraints that have the effect of preventing the consummation of the Merger, (ii) the accuracy of the other party’s representation and warranties in the Merger Agreement (subject to certain materiality qualifiers) and, (iii) the other party’s compliance in all material respects with its obligations under the Merger Agreement.

Additionally, Parent and Merger Sub’s obligations to consummate the Merger is subject to (i) the absence of a Material Adverse Effect on Augusta Gold on the date of the Merger Agreement, (ii) no more than 5% of the issued and outstanding Augusta Gold Shares being dissenting shares or Augusta Gold Shares held by holders who, under the provisions of Sections 92A.300 through 92A.500 of the NRS, remain entitled to exercise and perfect appraisal rights in respect of such Augusta Gold Shares, (iii) all material Objections having been cured or otherwise resolved to the satisfaction of Parent and Merger Sub (unless waived by the Parent and Merger Sub), (iv) either the (a) Q3 2025 Form 10-Q having been filed with the SEC, or (b) applicable Canadian Securities Regulators having issued at least ten (10) business days prior to the date of Closing a decision granting the Cease Reporting Issuer Order stating that the Company shall cease to be a reporting issuer immediately following the Delisting in all jurisdictions in Canada in which it is a reporting issuer, and (v) Augusta Gold being entitled to file on the date of Closing a certification on Form 15 to suspend its duty to file reports under Section 15(d) of the Exchange Act with respect to the 2023 Company Warrants pursuant to Rule 12h-3(b)(1)(i) under the Exchange Act. Augusta Gold’s obligations to consummate the Merger is subject to delivery of sufficient funds to the Paying Agent to pay the aggregate Merger Consideration. The consummation of the Merger is not subject to a financing condition.

The Merger Agreement contains customary representations and warranties of Augusta Gold, the Parent and Merger Sub relating to their respective businesses and certain matters related to the Merger Agreement. The Merger Agreement contains certain covenants providing (i) the parties to use commercially reasonable efforts to cause the transactions under the Merger Agreement to be consummated, (ii) for Augusta Gold to conduct and cause its subsidiaries to conduct their respective business in the ordinary course of business in all material respects during the period from the date of the Merger Agreement until the earlier of the Effective Time or the termination of the Merger Agreement pursuant to the terms thereof, including using commercially reasonable efforts to preserve their business relations, and (iii) for Augusta Gold not to engage in certain kinds of transactions during that period without Parent’s consent.

The Merger Agreement obligates Augusta Gold to abide by customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide non-public information to and enter into discussions or negotiations with third parties regarding alternative acquisition proposals. Notwithstanding this obligation, prior to the receipt of the Company Required Vote, if Augusta Gold receives an unsolicited alternative acquisition proposal that Augusta Gold Board determines in good faith (after consultation with its financial advisor and outside legal counsel) constitutes, or would reasonably be expected to lead to, a Superior Proposal (as defined in the Merger Agreement and summarized below) and that the failure to take such action would be inconsistent with its fiduciary duties under applicable law, Augusta Gold may under certain circumstances furnish information to and engage in discussions or negotiations with the third party making such alternative acquisition proposal. A “Superior Proposal” generally is any bona fide written acquisition proposal to acquire 80% or more of the outstanding shares of Augusta Gold common stock or of the assets of the Augusta Gold and its subsidiaries, which proposal did not result from a breach of the “no-shop” restrictions and, in the good faith determination of the Augusta Gold Board (after consultation with its financial advisors and outside legal counsel), is reasonably likely to be consummated in accordance with its terms and, if consummated, would result in a transaction more favorable from a financial point of view to Augusta Gold’s stockholders than the transactions under the Merger Agreement, taking into account changes to the Merger Agreement proposed by Parent in response thereto. Prior to Augusta Gold entering into a written definitive agreement for, or effecting a change in recommendation of the Augusta Gold Board in connection with, a Superior Proposal, Augusta Gold must provide Parent with advance written notice of its intention to do so and Parent will generally have at least five business days after receipt of such notice to negotiate with Augusta Gold to make such adjustments in the terms and conditions of the Merger Agreement as would permit Augusta Gold Board not to enter into such a definitive agreement or change its recommendation.

The Merger Agreement contains certain customary termination rights for both Augusta Gold and the Parent, including a right to terminate if the Merger is not completed by February 27, 2026, unless otherwise extended pursuant to the terms of the Merger Agreement. The Merger Agreement further provides that, upon termination of the Merger Agreement under certain specified circumstances, including, among others, Augusta Gold’s termination of the Merger Agreement to enter into a written definite agreement for a Superior Proposal or following a change in recommendation of Augusta Gold Board, Augusta Gold will be obliged to pay Parent a termination fee of $3.6 million.

The foregoing summary of the Merger Agreement and the Merger contemplated thereby does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement attached hereto as Exhibit 2.1 and incorporated herein by reference.

A copy of the Merger Agreement has been included as Exhibit 2.1 hereto to provide investors with information regarding its terms. It is not intended to provide any other factual information about the Parent, Merger Sub, HoldCo, Augusta Gold or any of their respective subsidiaries or affiliates. The representations, warranties and covenants contained in the Merger Agreement were made only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the Merger Agreement; may be subject to limitations agreed upon by the parties thereto, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to the Merger Agreement; and may be subject to standards of materiality applicable to the parties that differ from those applicable to investors. Investors should not rely on the representations, warranties or covenants or any descriptions thereof as characterizations of the actual state of facts or condition of the Parent, Merger Sub, HoldCo, Augusta Gold or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the AngloGold Ashanti group’s or Augusta Gold’s public disclosures. Accordingly, investors should read the representations, warranties and covenants in the Merger Agreement not in isolation but only in conjunction with the other information about the Parent, Merger Sub, HoldCo or Augusta Gold or any of their respective subsidiaries or affiliates that they include in reports, statements and other filings they make with the United States Securities and Exchange Commission and the Canadian Securities Regulators.

Repayment of Debt

As a result of the Merger, at the Effective Time, in accordance with its terms, the secured promissory note held by Augusta Investments Inc., a company wholly owned by Richard Warke (Augusta Gold’s Executive Chairman) will become due and payable in full (the “Secured Loan Document”). Additionally, as a result of the Merger, at the Effective Time, in accordance with its terms, the unsecured promissory note of Donald Taylor (Augusta Gold’s Chief Executive Officer) will become due and payable in full (the “Unsecured Loan Document”). The aggregate principal amount and unpaid accrued interest under the Secured Loan Document and Unsecured Loan Document amounted to a total of approximately C$45 million at March 31, 2025. The Parent has agreed to provide, or cause to be provided, at or prior to Closing, all funds required substantially concurrently with the Closing to effect the repayment under the Secured Loan Document and the Unsecured Loan Document.

Voting Agreement

Concurrently with the execution of the Merger Agreement, all of the directors and officers of Augusta Gold who own Augusta Gold Shares, as well as Augusta Investments Inc. (collectively, the “Supporting Shareholders”), have entered into a voting and support agreement (a “Voting Agreement”) with the Parent and Merger Sub, pursuant to which the Supporting Shareholders have agreed, among other things and subject to the terms and conditions set forth therein, to vote (or cause to be voted) all of their Augusta Gold Shares (i) in favor of the adoption and approval of the Merger Agreement and approval of the Merger, (ii) against any acquisition proposal from a third party, and (iii) against any other action that is intended or could reasonably be expected to materially impede, interfere or delay the consummation of the Merger. The Supporting Shareholders collectively hold 31.5% of the issued and outstanding Augusta Gold Shares.

The foregoing summary of the Voting Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the form of Voting Agreement attached hereto as Exhibit 4.1 and incorporated herein by reference.

Item 8.01 Other Events.

On July 16, 2025, Augusta Gold issued a press release announcing the execution of the Merger Agreement, a copy of which is attached as Exhibit 99.1 hereto and incorporated herein by reference.

Forward-Looking Statements

This communication contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation. All statements, other than statements of historical fact, included herein including, without limitation, statements with respect to the benefits of the Merger to the Augusta Gold Shareholders, the anticipated date of the Company Stockholder Meeting and mailing of the proxy statement/information circular in respect of the Company Stockholder Meeting, timing for completion of the Merger and receiving the Company Required Vote, regulatory and court approvals, are forward-looking statements. Forward-looking information contained in this communication is based on certain factors and assumptions made by management in light of their experience and perception of historical trends, current conditions and expected future developments, as well as other factors management believes are appropriate in the circumstances. Although Augusta Gold believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct. In respect of the forward-looking statements and information concerning the anticipated completion of the proposed Merger and the anticipated timing for completion of the Merger, Augusta Gold provided them in reliance on certain assumptions that they believe are reasonable at this time, including assumptions as to the time required to prepare and mail stockholder meeting materials, including the required proxy statement/information circular; the ability of the parties to receive, in a timely manner, the necessary regulatory, court, the Company Required Vote and other third party approvals; and the ability of the parties to satisfy, in a timely manner, the other conditions to the closing of the Merger. These dates may change for a number of reasons, including unforeseen delays in preparing meeting material; inability to secure Company Required Vote, regulatory, court or other third party approvals in the time assumed or the need for additional time to satisfy the other conditions to the completion of the Merger. Accordingly, readers should not place undue reliance on the forward-looking statements and information contained in this Form 8-K concerning these times. Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events. Augusta Gold cautions investors that any forward-looking statements by Augusta Gold are not guarantees of future results or performance, and that actual results may differ materially from those in forward looking statements as a result of various factors, including, but not limited to, the ability to obtain requisite regulatory and the Company Required Vote and the satisfaction of other conditions to the consummation of the proposed Merger on the proposed terms and schedule; potential impact of the announcement or consummation of the proposed Merger on relationships, including with regulatory bodies, employees, suppliers, customers and competitors; changes in applicable laws; the diversion of management time on the proposed Merger; the possibility that competing offers may be made; and other risks and uncertainties disclosed in Augusta Gold’s Annual Report on Form 10-K for the fiscal year ended December 31, 2024, as filed with the SEC on March 18, 2025 . Augusta Gold does not undertake to update any forward-looking statements, except in accordance with applicable securities laws. All of Augusta Gold’s Canadian public disclosure filings in Canada may be accessed via www.sedar.com and filings with the SEC may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to Augusta Gold’s mineral properties.

Additional Information About the Proposed Merger and Where to Find it

This communication is not a substitute for the proxy statement/information circular or any other document that Augusta Gold may file with the SEC or Canadian securities regulators or send to the stockholders in connection with the Merger. The materials to be filed by Augusta Gold will be made available to Augusta Gold’s investors and stockholders at no expense to them and copies may be obtained free of charge on Augusta Gold’s website at www.Augusta Goldgold.com. In addition, all of those materials will be available at no charge on the SEC’s website at www.sec.gov and on SEDAR+. INVESTORS AND STOCKHOLDERS ARE URGED TO READ CAREFULLY AND IN THEIR ENTIRETY THE PROXY STATEMENT/INFORMATION CIRCULAR AND OTHER MATERIALS FILED WITH THE SEC OR CANADIAN SECURITIES REGULATORS, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE TRANSACTION, AS THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT AUGUSTA GOLD, THE MERGER, AND RELATED MATTERS.

Participants in the Solicitation

Augusta Gold and its directors, executive officers, other members of its management and employees may be deemed to be participants in the solicitation of proxies of Augusta Gold stockholders in connection with the Merger under SEC rules. Investors and stockholders may obtain more detailed information regarding the names, affiliations and interests of Augusta Gold’s executive officers and directors in the solicitation by reading the Annual Report on Form 10-K for the fiscal year ended December 31, 2024, filed on March 18, 2025, with the SEC and Canadian securities regulators, and the proxy statement/information circular and other relevant materials that will be filed with the SEC and Canadian securities regulators in connection with the Merger when they become available. To the extent holdings of Augusta Gold’s securities by their respective directors or executive officers have changed since the amounts set forth in such Form 10-K for the fiscal year ended December 31, 2024, such changes have been or will be reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC, including the Form 4 filed by Augusta Investments Inc. and Richard Warke on March 13, 2025. Information concerning the interests of Augusta Gold’s participants in the solicitation, which may, in some cases, be different than those of the Augusta Gold’s stockholders generally, will be set forth in the proxy statement/information circular relating to the proposed Merger when it becomes available.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

The exhibits listed in the following Exhibit Index are filed as part of this Current Report on Form 8-K.

Exhibit No.	Description
2.1	Agreement and Plan of Merger, dated July 15, 2025 by and among Augusta Gold Corp., AngloGold Ashanti (U.S.A.) Holdings Inc., Exploration Inc., and AngloGold Ashanti Holdings plc(*)(**)
4.1	Voting Agreement, dated July 15, 2025, by and among certain stockholders of Augusta Gold Corp., AngloGold Ashanti (U.S.A.) Holdings Inc. and Exploration Inc.(**)
10.1	Warrant Cancellation Agreement, dated July 15, 2025 (**)
99.1	Press Release, dated July 16, 2025
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

(*) Certain schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K, but a copy will be furnished supplementally to the SEC upon request.

(**) Certain personal information has been redacted pursuant to Item 601(a)(6) of Regulation S-K.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AUGUSTA GOLD CORP.

Date: July 16, 2025	By:	/s/ Tom Ladner
	Name:	Tom Ladner
	Title:	General Counsel